           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Rochester Fund Municipals:

We consent to the use in this Registration Statement of Rochester Fund
Municipals, of our report dated February 12, 2008, relating to the financial statements and financial highlights of Rochester Fund Municipals, appearing in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information and "Financial Highlights" appearing in the
Prospectus, which are part of such Registration Statement.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
April 25, 2008